Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Advance Auto Parts, Inc. of our report dated April 5, 2013, relating to our audit of the carve-out combined financial statements of B.W.P. Distributors, Inc. and Affiliates as of and for the year ended October 25, 2012 which is included in the Current Report on Form 8-K of Advance Auto Parts, Inc. filed on April 19, 2013. We also consent to the reference of our firm under the caption “Experts” in such Registration Statement.

/s/ McGladrey LLP

New York, New York

November 25, 2013